EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-112277 on Form S-8 and Registration Statement Nos. 333-121816, 333-121980 and 333-125479 on Form S-3 of our reports dated March 16, 2007, relating to the consolidated financial statements of Luminent Mortgage Capital, Inc. and subsidiaries and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Luminent Mortgage Capital, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 16, 2007